Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post–Effective Amendment No. 160 to the Registration Statement on Form N–1A of Fidelity Select Portfolios Trust: Fidelity Telecom and Utilities Fund of our report dated March 12, 2021, relating to the financial statements and financial highlights, which appear in the above referenced fund’s Annual Report to Shareholders on Form N-CSR for the year ended January 31, 2021.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 24, 2021